Exhibit 10.30

AMENDED AND RESTATED SPANSION INC.

CHANGE OF CONTROL SEVERANCE AGREEMENT

This Amended and Restated Change of Control Severance Agreement (the “Agreement”) is made and entered into by and between _____________ (the “Executive”) and Spansion Inc. (the “Company”), effective as of the latest date set forth by the signatures of the parties hereto below (the “Effective Date”). For purposes of the employment relationship, only, the “Company” includes Spansion LLC.

R E C I T A L S

A. It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change of control. The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to the Executive and can cause the Executive to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its securityholders to assure that the Company will have the continued dedication and objectivity of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company.

B. The Board believes that it is in the best interests of the Company and its securityholders to provide the Executive with an incentive to continue the Executive’s employment and to motivate the Executive to maximize the value of the Company upon a Change of Control for the benefit of its securityholders.

C. The Board believes that it is imperative to provide the Executive with severance benefits upon the Executive’s termination of employment following a Change of Control that provides the Executive with enhanced financial security and provides incentive and encouragement to the Executive to remain with the Company notwithstanding the possibility of a Change of Control.

D. Certain capitalized terms used in the Agreement are defined in Section 4 below.

The parties hereto agree as follows:

1. Term of Agreement. This Agreement shall terminate upon the date that all obligations of the parties hereto with respect to this Agreement have been satisfied or upon cancellation with written notice by either of the parties setting forth the effective date of such cancellation; provided, however, that the effective date of such cancellation shall in no event be earlier than two (2) years from the date on which the written notice of cancellation is given.

2. At-Will Employment. The Company and the Executive acknowledge that the Executive’s employment is and shall continue to be “at-will,” as defined under applicable law. The Executive understands that nothing in this Agreement modifies the Executive’s “at-will” employment status with the Company; the Company or the Executive may terminate the employment relationship at any time, with or without cause.

3. Change of Control Severance Benefits.

(a) Involuntary Termination other than for Cause, Death or Disability or Voluntary Termination for Good Reason Following A Change of Control. If, within twenty-four (24) months following a Change of Control, the Executive’s employment is terminated involuntarily by the Company other than for Cause, death or Disability or by the Executive pursuant to a Voluntary Termination for Good Reason, and the Executive executes and does not revoke a general release of claims against the Company and its affiliates in a form acceptable to the Company, then the Company shall provide the Executive with the benefits as set forth below:

(i) Cash Award. A lump sum payment in the amount of _________ percent (___%) of the aggregate of (AA) the Executive’s annual base salary plus (BB) the Executive’s target for the annual short term incentive portion of the corporate bonus program for such year as in effect immediately prior to such termination, in addition to any other earned but unpaid base salary or vacation pay due through the date of such termination, as well as a pro rata portion of the Executive’s annual short term incentive portion of the corporate bonus program for such year (if any) and a pro rata portion of the Executive’s long term incentive portion of the corporate bonus program (if any) (based on the number of days elapsed during such year through the date of termination) as in effect immediately prior to such termination. This lump sum payment is to be paid as soon as practicable after the effective date of the termination for Cause or Voluntary Termination for Good Reason but in any case, by no later than March 14 of the calendar year following the calendar year in which such termination occurs.

(ii) Acceleration of Equity Awards. All (AA) outstanding and unvested options to purchase the common stock of the Company or any affiliate of the Company granted under any equity plan of the Company or affiliate of the Company, (BB) restricted stock then held by the Executive and (CC) other equity and equity equivalent awards then held by the Executive shall be accelerated in full, and thereafter all such options, restricted stock and other equity awards shall be immediately vested, and exercisable for such period of time following termination as provided for by the specific agreements governing each such award.

(iii) Benefits Continuation. For the period beginning on the date of such involuntary termination by the Company other than for Cause, death or Disability or the Executive’s Voluntary Termination for Good Reason occurs and ending on the earlier of (AA) the date which is eighteen (18) months following the date of such termination or (BB) the date upon which the Executive commences receiving generally comparable medical benefits through employment elsewhere, the Company shall pay directly or reimburse the Executive, at its option, for premium costs incurred by the Executive and the Executive’s dependents for medical and dental benefits continuation coverage pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), Sections 601-608 of the Executive Retirement Income Security Act of 1974, as amended, and under any other applicable law, to the extent required by such laws, as if the Executive had terminated employment with the Company on the date such benefits coverage terminates.

(iv) All of the foregoing benefits shall replace and be in lieu of any other severance benefit(s) to which Executive would otherwise be entitled following a Change of Control.

(b) Voluntary Resignation; Termination For Cause. If the Executive’s employment terminates by reason of the Executive’s voluntary resignation (and is not a Voluntary Termination for Good Reason), or if the Executive is terminated for Cause, then the Executive shall not be entitled to receive severance or other benefits pursuant to this Agreement.

(c) Disability; Death. If the Executive’s employment with the Company terminates as a result of the Executive’s Disability, or if the Executive’s employment is terminated due to the death of the Executive, then the Executive shall not be entitled to receive severance or other benefits pursuant to this Agreement.

(d) Termination Apart from Change of Control. In the event the Executive’s employment is terminated for any reason not related to a Change of Control prior to the occurrence of a Change of Control, or for any reason after the twenty-four (24) month period following a Change of Control, then the Executive shall not be entitled to receive severance or other benefits pursuant to this Agreement.

4. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a) Cause. “Cause” shall mean (i) an act of personal dishonesty taken by the Executive in connection with the Executive’s responsibilities as an employee and intended to result in substantial personal enrichment of the Executive, (ii) the Executive’s conviction of, or plea of guilty or no contest to, any felony, (iii) a willful act by the Executive which constitutes gross misconduct and which is injurious to the Company, (iv) following delivery to the Executive of a written demand for performance from the Company which describes the basis for the Company’s reasonable belief that the Executive has not substantially performed the Executive’s duties, continued violations by the Executive of the Executive’s obligations to the Company that are demonstrably willful and deliberate on the Executive’s part.

(b) Change of Control. “Change of Control” means the occurrence of any of the following events:

(1) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) other than Advanced Micro Devices, Inc. and its affiliates (collectively, “AMD”) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of more than thirty-three percent (33%) of either (1) the then-outstanding membership interests or shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”) (in either case including in connection with a Business Combination); provided, however, that, for purposes of this clause (a), the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliate of the Company or a successor or (D) any acquisition by any entity pursuant to a transaction that complies with Sections (4)(b) (2), (3) and (4) of this definition below;

(2) Individuals who, as of the date hereof, constitute the Board or the board of directors of any entity that directly or indirectly owns all of the outstanding equity securities of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board (or the board of directors of any entity that directly or indirectly owns all of the outstanding equity securities of the Company), including in connection with a Business Combination; provided, however, that any individual becoming a Board manager or director subsequent to the date hereof whose election, or nomination for election by the Company’s securityholders was approved by a vote of at least two-thirds of the individuals then comprising the Incumbent Board (including for these purposes, the new members whose election or nomination was so approved, without counting the member and the member’s predecessor twice) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of Board managers or directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board or the board of directors of any entity that directly or indirectly owns all of the outstanding equity securities of the Company;

(3) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries or any parent entity, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the then-outstanding equity interests and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets directly or through one or more subsidiaries (a “Parent”)) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be; or

(4) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company other than in the context of a transaction that does not constitute a Change of Control under clause (3) of this definition above.

For the avoidance of doubt, the reorganization of the Company as described in the Company’s Registration Statement on Form S-1 shall not constitute a Change of Control and Fujitsu’s ownership of 40% or less of either the Outstanding Company Common Stock or the Outstanding Company Voting Securities shall not constitute a Change of Control.

(c) Disability. “Disability” shall mean that the Executive has been unable to perform the Executive’s Company duties as the result of the Executive’s incapacity due to physical or mental illness, and such inability, at least twenty-six (26) weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative (such Agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least thirty (30) days’ written notice by the Company of its intention to terminate the Executive’s employment. In the event that the Executive resumes the performance of substantially all of the Executive’s Company duties before the termination of the Executive’s employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

(d) Voluntary Termination for Good Reason.

“Voluntary Termination for Good Reason” shall mean the Executive voluntarily resigns after the occurrence of any of the following (i) without the Executive’s express written consent, a material reduction of the Executive’s duties, title, authority or responsibilities; provided, however, that a reduction in duties, title, authority or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (e.g., when the Chief Financial Officer of the Company remains as such following a Change of Control and is not made the Chief Financial Officer of the acquiring corporation) shall not by itself constitute grounds for a “Voluntary Termination for Good Reason”; (ii) without the Executive’s express written consent a reduction in the base salary of the Executive greater than ten percent (10%); (iii) the relocation of the Executive to a facility or a location more than forty-five (45) miles from the Executive’s then present location of employment; or (iv) the failure of the Company to obtain the assumption of this agreement by any successors contemplated in Section 5(a) below. The Executive and the Company intend the foregoing definition to comply with the requirements of Treasury Regulation Section 1.409A-1(n) and hereby agree that such definition shall be interpreted in a manner consistent with such requirements.

5. Successors

(a) Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) or to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 5(a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Executive’s Successors. The terms of this Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

6. Notice.

(a) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or one day following mailing via Federal Express or similar overnight courier service. In the case of the Executive, mailed notices shall be addressed to the Executive at the Executive’s home address that the Company has on file for the Executive. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b) Notice of Termination of Employment. Any termination of Executive’s employment by the Company for Cause or by the Executive pursuant to a Voluntary Termination for Good Reason shall be communicated by a notice of employment termination to the other party given in accordance with Section 6(a) of this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the effective termination date (which shall be not more than thirty (30) days after the giving of such notice). The failure by either party to include in the notice any fact or circumstance that contributes to a showing of Voluntary Termination for Good Reason or termination for Cause shall not waive any right of the party hereunder or preclude the party from asserting such fact or circumstance in enforcing the party’s rights hereunder.

7. Confidentiality; Non-Solicitation.

(a) Confidentiality. While the Executive is employed by the Company or an affiliate of the Company, and thereafter while the Executive receives severance benefits hereunder, the Executive shall not directly or indirectly disclose or make available to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, any Confidential Information (as defined below). Upon termination of the Executive’s employment with the Company (or affiliate of the Company), all Confidential Information in the Executive’s possession that is in written or other tangible form (together with all copies or duplicates thereof, including computer files) shall be returned to the Company and shall not be retained by the Executive or furnished to any third party, in any form except as provided herein; provided, however, that the Executive shall not be obligated to treat as confidential, or return to the Company copies of any Confidential Information that (i) was publicly known at the time of disclosure to the Executive, (ii) becomes publicly known or available thereafter other than by any means in violation of this Agreement or any other duty owed to the Company by any person or entity or (iii) is lawfully disclosed to the Executive by a third party. For purposes of this Agreement, the term “Confidential Information” shall mean information disclosed to the Executive or known by the Executive as a consequence of or through the Executive’s relationship with the Company, about the customers, employees, business methods, public relations methods, organization, procedures or finances, including, without limitation, information of or relating to customer lists, of the Company and its affiliates.

(b) Non-Solicitation; Non-disparagement. In addition to each Executive’s obligations under any proprietary information or similar agreement, the Executive shall not for a period of two (2) years following the Executive’s termination of employment for any reason, either on the Executive’s own account or jointly with or as a manager, agent, officer, employee, consultant, partner, joint venturer, owner or shareholder or otherwise on behalf of any other person, firm or corporation, directly or indirectly solicit or attempt to solicit away from the Company or any of the Company’s affiliates any of their respective officers, employees or customers; provided, however, that a general advertisement to which an employee of the Company or one of its affiliates responds shall in no event be deemed to result in a breach of this Section 7(b). In addition, the Executive shall not, and shall use reasonable efforts to ensure that the Executive’s attorneys, agents or other representatives do not, take any action or make or publish any statement, whether oral or written, which disparages in any way, directly or indirectly, the Company or any of the present or former employees, officers, directors or affiliates of the Company, or which interferes in any way with the ability of the Company or any of its affiliates to market its products or services, to retain existing customer relationships or to obtain new customer relationships.

(c) Survival of Provisions. The provisions of this Section 7 shall survive the termination or expiration of the Executive’s employment with the Company and shall be fully enforceable thereafter. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 7 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

8. Change of Control Payments.

(a) Notwithstanding anything contained in this Agreement to the contrary, to the extent that any Payments would be subject to the Excise Tax, the Payments shall be reduced (but not below zero) to the extent necessary so that no Payment to be made or benefit to be provided to the Executive shall be subject to the Excise Tax; provided, however, that if, during the twenty-four (24) month period commencing on the Effective Date it shall be determined that any Agreement Payment would be subject to the Excise Tax and that the Agreement Payments, in the aggregate, exceed the Executive’s 280G Threshold by fifteen percent (15%) or more, then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Agreement Payments. Any such Gross-Up Payment shall be paid as soon as practicable after its determination pursuant to this Section 8, but in any event prior to the last day of the calendar year following the year in which the taxes to which such Gross-Up Payment relates are remitted to the appropriate taxing authorities.

(b) Subject to the provisions of Section 8(c), all determinations required to be made under this Section 8, including whether and to what extent the Agreement Payments exceed the Executive’s 280G Threshold and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determinations, shall be made by the nationally recognized certified public accounting firm used by the Company immediately prior to the Change of Control or, if such firm declines to serve, such other nationally recognized certified public accounting firm as may be designated by the Executive (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. If it is determined that the Executive’s Payments should be reduced pursuant to Section 8(a) above, the Executive shall be entitled to designate the Payments to be so reduced in order to give effect to Section 8(a) above; provided that if the Executive fails to make such designation within ten (10) business days after receipt of the notice from the Accounting Firm, the Company may effect such reduction in any manner it deems appropriate. Subject to Section 8(e) below, any Gross-Up Payment, as determined pursuant to this Section 8, shall be paid by the Company to the Executive within five (5) business days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. For purposes of making the calculations required by this Section 8, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Sections 280G and 4999 of the Code. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 8(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

(c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i) give the Company any information reasonably requested by the Company relating to such claim;

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company; and

(iii) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 8(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 8(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 8(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 8(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(e) Notwithstanding any other provision of this Section 8, the Company may withhold and pay over to the Internal Revenue Service for the benefit of the Executive all or any portion of the Gross-Up Payment that it determines in good faith that it is or may be in the future required to withhold, and the Executive hereby consents to such withholding.

(f) Definitions. The following terms shall have the following meanings for purposes of this Section 8.

(i) “280G Threshold” means three hundred percent (300%) of the Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code, as determined for the taxable year in which any Payment may be made.

(ii) An “Agreement Payment” shall mean a Payment paid or payable pursuant to this Agreement (disregarding this Section 8).

(iii) “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(iv) The “Net After-Tax Amount” of a Payment shall mean the Value of a Payment net of all taxes imposed on the Executive with respect thereto under Sections 1 and 4999 of the Code and applicable state and local law, determined by applying the highest marginal rates that are expected to apply to the Executive’s taxable income for the taxable year in which the Payment is made.

(v) “Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

(vi) A “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise.

(vii) “Value” of a Payment shall mean the economic present value of a Payment as of the date of the change of control for purposes of Section 280G of the Code, as determined by the Accounting Firm using the discount rate required by Section 280G(d)(4) of the Code.

9. Arbitration and Equitable Relief.

(a) Except as provided in Section 9(d) below, the Executive and the Company agree that to the extent permitted by law, any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof will be settled by arbitration to be held in the County of Santa Clara, California, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the “Rules”). There will be one arbitrator who may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator will be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.

(b) The arbitrator will apply California law to the merits of any dispute or claim, without reference to rules of conflict of law. The Executive hereby expressly consent to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement and/or relating to any arbitration in which the parties are participants.

(c) The Company will pay the direct costs and expenses of the arbitration. The Company and the Executive are responsible for their respective attorneys’ fees incurred in connection with enforcing this Agreement.

(d) The Company and the Executive may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary to enforce the provisions of this Agreement, without breach of this arbitration agreement and without abridgement of the powers of the arbitrator.

THE EMPLOYEE HAS READ AND UNDERSTOOD THIS SECTION 9, WHICH DISCUSSES ARBITRATION. THE EMPLOYEE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, THE EMPLOYEE AGREES TO THE EXTENT PERMITTED BY LAW, TO SUBMIT ANY FUTURE CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH, OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF THE EMPLOYEE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EXECUTIVE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, THE FOLLOWING CLAIMS:

(i) EMPLOYMENT; BREACH OF CONTRACT, BOTH EXPRESS AND IMPLIED; BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING, BOTH EXPRESS AND IMPLIED; NEGLIGENT OR INTENTIONAL INFLICTION OF EMOTIONAL DISTRESS; NEGLIGENT OR INTENTIONAL MISREPRESENTATION; NEGLIGENT OR INTENTIONAL INTERFERENCE WITH CONTRACT OR PROSPECTIVE ECONOMIC ADVANTAGE; AND DEFAMATION;

(ii) ANY AND ALL CLAIMS FOR VIOLATION OF ANY FEDERAL STATE OR MUNICIPAL STATUTE, INCLUDING, BUT NOT LIMITED TO, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE FAIR LABOR STANDARDS ACT, AND ANY LAW OF ANY STATE; AND

(iii) ANY AND ALL CLAIMS ARISING OUT OF ANY OTHER LAWS AND REGULATIONS RELATING TO EMPLOYMENT OR EMPLOYMENT DISCRIMINATION.

10. Miscellaneous Provisions.

(a) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b) Whole Agreement. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement and any proprietary information agreement represent the entire understanding of the parties hereto with respect to the subject matter hereof and supersede all prior arrangements and understandings regarding same, including specifically the SPANSION LLC CHANGE OF CONTROL SEVERANCE AGREEMENT previously entered into by and between the Executive and the Company.

(c) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, as applied to agreements among California residents entered into and to be wholly performed within the State of California (without reference to any choice or conflicts of laws rules or principles that would require the application of the laws of any other jurisdiction).

(d) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(e) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(f) Code Section 409A. This Agreement shall be interpreted, construed and administered in a manner that satisfies the requirements of Section 409A of the Code, and any payment scheduled to be made hereunder that would otherwise violate Section 409A of the Code shall be delayed to the extent necessary for this Agreement and such payment to comply with Section 409A of the Code.

(i) Notwithstanding anything to the contrary in this Agreement, if at the time of Executive’s termination of employment with the Company, Executive is a “specified employee” as defined in Section 409A of the Code, as determined by the Company in accordance with Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in the payments or benefits ultimately paid or provided to Executive) until the date that is at least six (6) months following the Executive’s termination of employment with the Company (or the earliest date permitted under Section 409A of the Code), whereupon the Company will pay the Executive a lump-sum amount equal to the cumulative amounts that would have otherwise been previously paid to the Executive under this Agreement during the period in which such payments or benefits were deferred. Thereafter, payments will resume in accordance with this Agreement.

(ii) Additionally, in the event that following the date hereof the Company or the Executive reasonably determines that any compensation or benefits payable under this Agreement may be subject to Section 409A of the Code, the Company and the Executive shall work together to adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate to (x) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (y) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

SPANSION INC.

By:
Title:
Date:

THE EMPLOYEE

Signature

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Date: